Exhibit 5
Form of Opinion
[Wells Fargo & Company Letterhead]
November [__], 2008
Board of Directors
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163
Ladies and Gentlemen:
I and other members of my staff have acted as counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the proposed registration under the Securities Act of 1933, as amended (the “Act”), of shares of the Company’s Common Stock, $1-2/3 par value, Dividend Equalization Preferred Shares, no par value, Class A Preferred Stock, Series G, no par value, Class A Preferred Stock, Series I, no par value, 8.00% Non-Cumulative Perpetual Class A Preferred Stock, Series J, no par value, Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock, Series K, no par value, and 7.50% Non-Cumulative Perpetual Convertible Class A Preferred Stock, Series L, no par value (collectively, the “Securities”), that may be issued in connection with the merger of Wachovia Corporation, a North Carolina corporation (“Wachovia”), with and into the Company (the “Merger”).
I or other members of my staff have reviewed such corporate records and other documents, including the registration statement on Form S-4 for the Securities (the “Registration Statement”), and such matters of law as I or they deemed necessary or appropriate. Based on the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Securities in connection with the Merger, and when the Registration Statement has been declared effective by order of the Securities and Exchange Commission (the “Commission”) and the Securities have been issued in accordance with the terms and conditions set forth in the Agreement and Plan of Merger, dated as of October 3, 2008, by and between Wachovia and the Company, as amended from time to time, the Securities will be validly issued, fully paid and nonassessable.
The foregoing opinion is rendered in my capacity as Executive Vice President and General Counsel of the Company and is limited to the federal law of the United States of America and the General Corporation Law of the State of Delaware. I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me and this opinion under the heading “Legal Opinions” in the Registration Statement and the related proxy statement-prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit. I assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date of effectiveness of the Registration Statement that might affect the opinions expressed herein.
Sincerely,
James M. Strother
Executive Vice President and General Counsel
Wells Fargo & Company